Exhibit 99.1

NYSE: TRV

Travelers Reports Second Quarter Net Income and Core Income per Diluted Share of $2.11 and $1.92, Respectively, Including Catastrophe Losses of $0.93 per Diluted Share

Return on Equity and Core Return on Equity of 10.0% and 9.5%, Respectively

•             Net income of $595 million and core income of $543 million impacted by relatively high levels of catastrophe and non-catastrophe weather-related losses.

•             Combined ratio of 96.7%, included 6.4 points of catastrophe losses. Underlying combined ratio of 93.5%.

•             Net investment income increased 9% pre-tax (6% after-tax) over prior year quarter due to strong private equity returns.

•             Record net written premiums of $6.640 billion up 5% over prior year quarter, with growth in all segments.

•             Total capital returned to shareholders of $676 million in the quarter, including $475 million of share repurchases. Year-to-date total capital returned to shareholders of $1.152 billion, including $761 million of share repurchases.

•             Book value per share of $86.46 and adjusted book value per share of $82.71, up 4% and 3%, respectively, from year-end 2016.

•             Board of Directors declared quarterly dividend per share of $0.72.

New York, July 20, 2017 — The Travelers Companies, Inc. today reported net income of $595 million, or $2.11 per diluted share, for the quarter ended June 30, 2017, compared to $664 million, or $2.24 per diluted share, in the prior year quarter due to lower core income, partially offset by higher net realized investment gains. Core income in the current quarter was $543 million, or $1.92 per diluted share, compared to $649 million, or $2.20 per diluted share, in the prior year quarter due to lower net favorable prior year reserve development, higher catastrophe losses and a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), partially offset by higher net investment income. The underlying underwriting gain declined due to the timing impact of higher loss estimates in personal auto bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016 and higher non-catastrophe weather-related losses. Net realized investment gains of $80 million pre-tax ($52 million after-tax) in the current quarter, compared to $19 million pre-tax ($15 million after-tax) in the prior year quarter, were primarily driven by gains on the sale of equity securities. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended June 30,				Six Months Ended June 30,
except for premiums & revenues)	2017	2016	Change		2017	2016	Change
Net written premiums	$6,640	$6,345	5%		$13,135	$12,511	5%
Total revenues	$7,184	$6,785	6		$14,126	$13,471	5
Net income	$595	$664	(10)		$1,212	$1,355	(11)
per diluted share	$2.11	$2.24	(6)		$4.28	$4.55	(6)
Core income	$543	$649	(16)		$1,157	$1,347	(14)
per diluted share	$1.92	$2.20	(13)		$4.08	$4.52	(10)
Diluted weighted average shares outstanding	280.0	293.6	(5)		281.2	295.6	(5)
Combined ratio	96.7%	93.1%	3.6	pts	96.4%	92.7%	3.7	pts
Underlying combined ratio	93.5%	92.3%	1.2	pts	92.7%	91.2%	1.5	pts
Return on equity	10.0%	10.9%	(0.9	)pts	10.3%	11.2%	(0.9	)pts
Core return on equity	9.5%	11.6%	(2.1	)pts	10.2%	12.0%	(1.8	)pts

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2017	2016	2016	2016	2016
Book value per share	$86.46	$83.05	$85.73	4%	1%
Adjusted book value per share	82.71	80.44	77.61	3	7

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Second quarter core income of $543 million and core return on equity of 9.5% were impacted by high levels of catastrophe and non-catastrophe weather-related losses caused by significant U.S. tornado and hail activity,” commented Alan Schnitzer, Chief Executive Officer. “The storm activity had the greatest impact on Personal Insurance, affecting results in both home and auto. Within personal auto, we were pleased that the actions we have undertaken to improve profitability remain on track.  We were also pleased with results in our commercial businesses this quarter. In Business Insurance, segment income was up 7% and the underlying underwriting gain improved.  In Bond & Specialty Insurance, while segment income was lower than in the prior year quarter, the decrease was entirely due to lower net favorable prior year reserve development as compared to a particularly high level in the prior year quarter. Our investment portfolio performed very well, with after-tax net investment income increasing 6% over the prior year quarter due to strong private equity returns. Additionally, we were able to return $676 million to shareholders in the quarter, including $475 million in share repurchases.

“Consolidated net written premiums of a record $6.64 billion were up 5% over the prior year quarter, and we remain very pleased with the execution of our marketplace strategies in each of our business segments. In our commercial businesses, retention levels remained at historic highs, while renewal premium change improved from recent quarters. Notably, in our core middle market business we achieved rate increases more broadly across our portfolio as compared to recent quarters. In Personal Insurance, auto renewal premium change was 8%, consistent with our plans to improve profitability, and we expect that number to reach double digits by the end of the third quarter. We were also successful in maintaining strong momentum in our homeowners business, where policies in force grew by 4% year-over-year.

“Our significant competitive advantages, strong balance sheet, superior talent and capital management strategy position us very well to continue to deliver industry leading results. We remain highly focused on innovation and leveraging the power of technology in every aspect of our business. As one recent example, we look forward to welcoming Simply Business under the Travelers umbrella when that transaction closes in the third quarter.”

Consolidated Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017	2016	Change

Underwriting gain:	$173		$388		$(215)		$384	$816	$(432)
Underwriting gain includes:
Net favorable prior year reserve development	203		288		(85)		284	468	(184)
Catastrophes, net of reinsurance	(403)		(333)		(70)		(750)	(651)	(99)

Net investment income	598		549		49		1,208	1,093	115

Other income/(expense), including interest expense	(61)		(69)		8		(127)	(115)	(12)

Core income before income taxes	710		868		(158)		1,465	1,794	(329)
Income tax expense	167		219		(52)		308	447	(139)
Core income	543		649		(106)		1,157	1,347	(190)
Net realized investment gains after income taxes	52		15		37		55	8	47
Net income	$595		$664		$(69)		$1,212	$1,355	$(143)

Combined ratio	96.7%		93.1%		3.6	pts	96.4%	92.7%	3.7	pts

Impact on combined ratio
Net favorable prior year reserve development	(3.2	)pts	(4.7	)pts	1.5	pts	(2.3)	(3.9)	1.6	pts
Catastrophes, net of reinsurance	6.4	pts	5.5	pts	0.9	pts	6.0	5.4	0.6	pts

Underlying combined ratio	93.5%		92.3%		1.2	pts	92.7%	91.2%	1.5	pts

Net written premiums
Business Insurance	$3,544		$3,472		2%		$7,399	$7,232	2%
Bond & Specialty Insurance	598		570		5		1,142	1,092	5
Personal Insurance	2,498		2,303		8		4,594	4,187	10
Total	$6,640		$6,345		5%		$13,135	$12,511	5%

Second Quarter 2017 Results

(All comparisons vs. second quarter 2016, unless noted otherwise)

Net income of $595 million after-tax decreased $69 million due to lower core income, partially offset by higher net realized investment gains. Core income of $543 million after-tax decreased $106 million, primarily driven by lower net favorable prior year reserve development, higher catastrophe losses and a lower underlying underwriting gain, partially offset by higher net investment income. The underlying underwriting gain declined due to the timing impact of higher loss estimates in personal auto bodily injury liability coverages that were consistent with the higher loss trends we recognized in the last half of 2016 and higher non-catastrophe weather-related losses. Net realized investment gains of $80 million pre-tax ($52 million after-tax) in the current quarter, compared to $19 million pre-tax ($15 million after-tax) in the prior year quarter, were primarily driven by gains on the sale of equity securities.

Underwriting results

•                  The combined ratio of 96.7% increased 3.6 points due to lower net favorable prior year reserve development (1.5 points), a higher underlying combined ratio (1.2 points) and higher catastrophe losses (0.9 points).

•                  The underlying combined ratio of 93.5% increased 1.2 points, primarily driven by the timing impact of higher loss estimates in personal auto bodily injury liability coverages, as described above, and normal quarterly variability in non-catastrophe weather-related losses, partially offset by a lower expense ratio.

•                  Net favorable prior year reserve development occurred in Business Insurance and Bond & Specialty Insurance. Catastrophe losses in the second quarter of 2017 primarily resulted from wind and hail storms in several regions of the United States.

Net investment income of $598 million pre-tax ($468 million after-tax) increased 9% driven by higher private equity returns, partially offset by fixed income returns that declined in line with our expectations due to lower reinvestment rates available in the market.

Record net written premiums of $6.640 billion increased 5%, reflecting growth in all segments.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Net income of $1.212 billion after-tax decreased $143 million, due to lower core income, partially offset by higher net realized investment gains. Core income of $1.157 billion after-tax decreased $190 million, primarily driven by lower net favorable prior year reserve development, a lower underlying underwriting gain and higher catastrophe losses, partially offset by higher net investment income. The underlying underwriting gain declined due to the same factors as discussed above for the second quarter 2017. The current period benefited from a $39 million resolution of prior year income tax matters, while the prior year period benefited modestly from the favorable settlement of a claims-related legal matter. Net realized investment gains of $85 million pre-tax ($55 million after-tax) in the current period, compared to $10 million pre-tax ($8 million after-tax) in the prior year period, were primarily driven by gains on the sale of equity securities.

Underwriting results

•                  The combined ratio of 96.4% increased 3.7 points due to lower net favorable prior year reserve development (1.6 points), a higher underlying combined ratio (1.5 points) and higher catastrophe losses (0.6 points).

•                  The underlying combined ratio of 92.7% increased 1.5 points, primarily driven by the same factors as discussed above for the second quarter 2017.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the second quarter events described above, as well as wind and hail storms in several other regions of the United States and a winter storm in the eastern United States in the first quarter of 2017.

Net investment income of $1.208 billion pre-tax ($948 million after-tax) increased 11% driven by the same factors as discussed above for the second quarter 2017.

Record net written premiums of $13.135 billion increased 5%, reflecting growth in all segments.

Shareholders’ Equity

Shareholders’ equity of $23.858 billion increased 3% from year-end 2016. Pre-tax net unrealized investment gains were $1.585 billion ($1.035 billion after-tax) compared to $1.112 billion pre-tax ($730 million after-tax) at year-end 2016. Book value per share of $86.46 and adjusted book value per share of $82.71 increased 4% and 3%, respectively, from year-end 2016.

The Company repurchased 3.8 million shares during the second quarter at an average price of $123.04 per share for a total cost of $475 million. Capacity remaining under the existing share repurchase authorization was $5.234 billion at the end of the quarter. At the end of second quarter 2017, statutory capital and surplus was $20.607 billion and the ratio of debt-to-capital was 22.5%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains was 23.3%, within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.72 per share. This dividend is payable on September 29, 2017, to shareholders of record as of the close of business on September 8, 2017.

Business Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017	2016	Change

Underwriting gain:	$107		$108		$(1)		$216	$262	$(46)
Underwriting gain includes:
Net favorable prior year reserve development	125		125		—		186	199	(13)
Catastrophes, net of reinsurance	(184)		(167)		(17)		(316)	(315)	(1)

Net investment income	447		404		43		900	803	97

Other income	15		8		7		24	38	(14)

Segment income before income taxes	569		520		49		1,140	1,103	37
Income tax expense	140		119		21		269	255	14
Segment income	$429		$401		$28		$871	$848	$23

Combined ratio	96.5%		96.5%		—	pts	96.5%	95.8%	0.7	pts

Impact on combined ratio
Net favorable prior year reserve development	(3.6	)pts	(3.6	)pts	—	pts	(2.7)	(2.9)	0.2	pts
Catastrophes, net of reinsurance	5.3	pts	4.8	pts	0.5	pts	4.6	4.6	—	pts

Underlying combined ratio	94.8%		95.3%		(0.5	)pts	94.6%	94.1%	0.5	pts

Net written premiums by market
Domestic
Select Accounts	$720		$709		2%		$1,475	$1,433	3%
Middle Market	1,820		1,741		5		3,997	3,804	5
National Accounts	219		234		(6)		507	554	(8)
National Property and Other	496		521		(5)		882	931	(5)
Total Domestic	3,255		3,205		2		6,861	6,722	2
International	289		267		8		538	510	5
Total	$3,544		$3,472		2%		$7,399	$7,232	2%

Second Quarter 2017 Results

(All comparisons vs. second quarter 2016, unless noted otherwise)

Segment income for Business Insurance was $429 million after-tax, an increase of $28 million, primarily driven by higher net investment income and a slightly higher underlying underwriting gain, partially offset by higher catastrophe losses.

Underwriting results

•                  The combined ratio of 96.5% was consistent with the prior year quarter.

•                  The underlying combined ratio of 94.8% improved 0.5 points due to a lower expense ratio.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in the workers’ compensation product line for multiple accident years, the commercial multi-peril product line for liability coverages for multiple accident years and the general liability product line (excluding an increase to environmental reserves) for both primary and excess coverages for multiple accident years. These factors were partially offset by a $65 million pre-tax increase to environmental reserves.

Net written premiums of $3.544 billion increased 2% and benefited from continued strong retention and improved renewal premium change.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Segment income for Business Insurance was $871 million after-tax, an increase of $23 million, primarily driven by higher net investment income, partially offset by a slightly lower underlying underwriting gain. The current period benefited from a $15 million resolution of prior year income tax matters, while the prior year period benefited modestly from the favorable settlement of a claims-related legal matter.

Underwriting results

•                  The combined ratio of 96.5% increased 0.7 points due to a higher underlying combined ratio (0.5 points) and lower net favorable prior year reserve development (0.2 points).

•                  The underlying combined ratio of 94.6% increased 0.5 points.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in the workers’ compensation product line for multiple accident years, the general liability product line (excluding an increase to environmental reserves) for both primary and excess coverages for multiple accident years and the commercial multi-peril product line for liability coverages for multiple accident years, partially offset by net unfavorable prior year reserve development in the Company’s international operations in Europe due to the U.K. Ministry of Justice’s “Ogden” discount rate adjustment applied to lump sum bodily injury payouts. These factors were partially offset by a $65 million pre-tax increase to environmental reserves.

Other income in the prior year period included proceeds from the favorable settlement of a claims-related legal matter.

Net written premiums of $7.399 billion increased 2% and benefited from the same factors discussed above for the second quarter 2017.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change

Underwriting gain:	$177		$253		$(76)		$289		$417		$(128)
Underwriting gain includes:
Net favorable prior year reserve development	78		159		(81)		92		225		(133)
Catastrophes, net of reinsurance	(1)		(3)		2		(2)		(4)		2

Net investment income	56		58		(2)		117		118		(1)

Other income	6		5		1		11		9		2

Segment income before income taxes	239		316		(77)		417		544		(127)
Income tax expense	76		101		(25)		109		169		(60)
Segment income	$163		$215		$(52)		$308		$375		$(67)

Combined ratio	68.7%		54.5%		14.2	pts	74.0%		62.1%		11.9	pts

Impact on combined ratio
Net favorable prior year reserve development	(13.5	)pts	(28.4	)pts	14.9	pts	(8.2	)pts	(20.2	)pts	12.0	pts
Catastrophes, net of reinsurance	0.2	pts	0.5	pts	(0.3	)pts	0.2	pts	0.3	pts	(0.1	)pts

Underlying combined ratio	82.0%		82.4%		(0.4	)pts	82.0%		82.0%		—	pts

Net written premiums
Domestic
Management Liability	$341		$331		3%		$671		$656		2%
Surety	211		205		3		385		372		3
Total Domestic	552		536		3		1,056		1,028		3
International	46		34		35		86		64		34
Total	$598		$570		5%		$1,142		$1,092		5%

Second Quarter 2017 Results

(All comparisons vs. second quarter 2016, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $163 million after-tax, a decrease of $52 million, due to lower net favorable prior year reserve development.

Underwriting results

•                  The combined ratio of 68.7% increased 14.2 points due to lower net favorable prior year reserve development (14.9 points), partially offset by a lower underlying combined ratio (0.4 points) and lower catastrophe losses (0.3 points).

•                  The underlying combined ratio remained very strong at 82.0%.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the Company’s domestic operations in the general liability product line for accident years 2012 through 2015.

Net written premiums of $598 million grew 5% from the prior year quarter and benefited from strong retentions and higher renewal premium change in the Domestic business, as well as increases in management liability in the United Kingdom and contract surety in Canada.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $308 million after-tax, a decrease of $67 million, due to lower net favorable prior year reserve development, partially offset by the current period benefit from a $17 million resolution of prior year income tax matters.

Underwriting results

•                  The combined ratio of 74.0% increased 11.9 points due to lower net favorable prior year reserve development (12.0 points), partially offset by lower catastrophe losses (0.1 points).

•                  The underlying combined ratio remained very strong at 82.0%.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the Company’s domestic operations in the general liability product line for accident years 2012 through 2015.

Net written premiums of $1.142 billion grew 5% from the prior year period and benefited from the same factors as discussed above for second quarter 2017.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change		2017		2016		Change

Underwriting gain/(loss):	$(111)		$27		$(138)		$(121)		$137		$(258)
Underwriting gain includes:
Net favorable prior year reserve development	—		4		(4)		6		44		(38)
Catastrophes, net of reinsurance	(218)		(163)		(55)		(432)		(332)		(100)

Net investment income	95		87		8		191		172		19

Other income	15		15		—		31		31		—

Segment income/(loss) before income taxes	(1)		129		(130)		101		340		(239)
Income tax expense/(benefit)	(13)		34		(47)		—		93		(93)
Segment income	$12		$95		$(83)		$101		$247		$(146)

Combined ratio	104.1%		97.8%		6.3	pts	101.9%		95.8%		6.1	pts

Impact on combined ratio
Net favorable prior year reserve development	—	pts	(0.2	)pts	0.2	pts
Catastrophes, net of reinsurance	9.6	pts	7.8	pts	1.8	pts	(0.2	)pts	(1.1	)pts	0.9	pts
							9.7	pts	8.2	pts	1.5	pts
Underlying combined ratio	94.5%		90.2%		4.3	pts	92.4%		88.7%		3.7	pts

Net written premiums
Domestic
Agency (1)
Automobile	$1,159		$1,018		14%		$2,246		$1,950		15%
Homeowners & Other	1,077		1,036		4		1,871		1,796		4
Total Agency	2,236		2,054		9		4,117		3,746		10
Direct to Consumer	88		75		17		171		143		20
Total Domestic	2,324		2,129		9		4,288		3,889		10
International	174		174		—		306		298		3
Total	$2,498		$2,303		8%		$4,594		$4,187		10%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Second Quarter 2017 Results

(All comparisons vs. second quarter 2016, unless noted otherwise)

Segment income for Personal Insurance of $12 million after-tax was significantly impacted by catastrophe and non-catastrophe weather-related losses. The decrease of $83 million was primarily driven by a lower underlying underwriting gain and higher catastrophe losses, partially offset by higher net investment income. The underlying underwriting gain declined due to higher non-catastrophe weather-related losses and the timing impact of higher loss estimates in auto bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016.

Underwriting results

•                  The combined ratio of 104.1% increased 6.3 points due to a higher underlying combined ratio (4.3 points), higher catastrophe losses (1.8 points) and no net prior year reserve development compared to net favorable prior year reserve development in the prior year quarter (0.2 points).

•                  The underlying combined ratio of 94.5% increased 4.3 points, primarily driven by normal quarterly variability in non-catastrophe weather-related losses, the timing impact of higher loss estimates in auto bodily injury liability coverages, as described above, and the tenure impact of higher levels of new business in auto, partially offset by a lower expense ratio.

Net written premiums of $2.498 billion increased 8%. Agency Automobile net written premiums growth of 14% benefited from the impact of auto rate increases that were consistent with our plans to improve profitability and an increase in policies in force of 11% from the prior year quarter. Agency Homeowners & Other net written premiums grew 4%, with an increase in policies in force of 4% from the prior year quarter.

Year-to-Date 2017 Results

(All comparisons vs. year-to-date 2016, unless noted otherwise)

Segment income for Personal Insurance was $101 million after-tax, a decrease of $146 million, primarily driven by a lower underlying underwriting gain, higher catastrophe losses and lower net prior year reserve development, partially offset by higher net investment income. The underlying underwriting gain declined due to the timing impact of higher loss estimates in auto bodily injury liability coverages that were consistent with the higher loss trends recognized in the last half of 2016 and normal variability in non-catastrophe weather-related losses, partially offset by a lower expense ratio. The current period benefited from a $7 million resolution of prior year income tax matters.

Underwriting results

•                  The combined ratio of 101.9% increased 6.1 points due to a higher underlying combined ratio (3.7 points), higher catastrophe losses (1.5 points) and lower net favorable prior year reserve development (0.9 points).

•                  The underlying combined ratio of 92.4% increased 3.7 points, primarily driven by the timing impact of higher loss estimates in auto bodily injury liability coverages that were consistent with the higher loss trends we recognized in the last half of 2016, normal variability in non-catastrophe weather-related losses and the tenure impact of higher levels of new business in auto, partially offset by a lower expense ratio.

Net written premiums of $4.594 billion increased 10%. Agency Automobile net written premiums growth of 15% benefited from the impact of auto rate increases that were consistent with our plans to improve profitability and an increase in policies in force of 11% from the prior year period. Agency Homeowners & Other net written premiums grew 4%, with an increase in policies in force of 4% from the prior year period.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 20, 2017. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-747-0365 within the U.S. and 1-212-231-2934 outside the U.S. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21852852 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Effective April 1, 2017, the Company’s results are reported in the following three business segments — Business Insurance, Bond & Specialty Insurance and Personal Insurance, reflecting a change in the manner in which the Company’s businesses are managed as of that date, as well as the aggregation of products and services based on the type of customer, how the business is marketed and the manner in which risks are underwritten. While the segmentation of the Company’s domestic businesses is unchanged, the Company’s international businesses, which were previously managed and reported in total within the Business and International Insurance segment, are now disaggregated by product type among the three newly aligned reportable business segments. All prior periods presented have been reclassified to conform to this presentation. In connection with these changes, the Company has revised the names and descriptions of certain businesses comprising the Company’s segments and has reflected other related changes.

Business Insurance — Business Insurance offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — Bond & Specialty Insurance provides surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers in the United States and certain specialty insurance products in Canada, the United Kingdom, the Republic of Ireland and Brazil, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks, primarily in the United States, as well as in Canada. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including inflation, potential changes in tax law and rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions;

•                  strategic initiatives to improve profitability and competitiveness; and

•                  the potential closing date and impact of the Company’s acquisition of Simply Business.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio is subject to credit risk, and may suffer material realized or unrealized losses. The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•                  the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security (including as a result of cyber attacks), outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes to existing U.S. accounting standards may adversely impact the Company’s reported results; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2017, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance. Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is comparable to core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2017	2016	2017	2016

Net income	$595	$664	$1,212	$1,355
Less: Net realized investment gains	52	15	55	8
Core income	$543	$649	$1,157	$1,347

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2017	2016	2017	2016

Net income	$790	$887	$1,550	$1,804
Less: Net realized investment gains	80	19	85	10
Core income	$710	$868	$1,465	$1,794

	Twelve Months Ended December 31,
($ in millions, after-tax)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Net income	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Less: Net realized investment gains/(losses)	47	2	51	106	32	36	173	22	(271)	101	8	35
Core income	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Basic income per share
Net income	$2.13	$2.27	$4.32	$4.60
Less: Net realized investment gains	0.19	0.05	0.20	0.02
Core income	$1.94	$2.22	$4.12	$4.58

Diluted income per share
Net income	$2.11	$2.24	$4.28	$4.55
Less: Net realized investment gains	0.19	0.04	0.20	0.03
Core income	$1.92	$2.20	$4.08	$4.52

Reconciliation of Segment Income to Total Core Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2017	2016	2017	2016

Business Insurance	$429	$401	$871	$848
Bond & Specialty Insurance	163	215	308	375
Personal Insurance	12	95	101	247
Total segment income	604	711	1,280	1,470
Interest Expense and Other	(61)	(62)	(123)	(123)
Total core income	$543	$649	$1,157	$1,347

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of June 30,
($ in millions)	2017	2016
Shareholders’ equity	$23,858	$24,714
Less: Net unrealized investment gains, net of tax	1,035	2,341
Net realized investment gains, net of tax	55	8
Adjusted shareholders’ equity	$22,768	$22,365

	As of December 31,
($ in millions)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
Shareholders’ equity	$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Less: Net unrealized investment gains (losses), net of tax	730	1,289	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327
Net realized investment gains (losses), net of tax	47	2	51	106	32	36	173	22	(271)	101	8	35
Preferred stock	—	—	—	—	—	—	68	79	89	112	129	153
Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Adjusted shareholders’ equity	$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax)	2017	2016	2017	2016

Annualized net income	$2,379	$2,654	$2,424	$2,710
Average shareholders’ equity	23,735	24,440	23,576	24,161
Return on equity	10.0%	10.9%	10.3%	11.2%

Annualized core income	$2,171	$2,598	$2,313	$2,695
Adjusted average shareholders’ equity	22,780	22,383	22,709	22,372
Core return on equity	9.5%	11.6%	10.2%	12.0%

Average annual core return on equity over a period is the ratio of:

a) the sum of core income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through June 30, 2017

	Six Months Ended June 30,		Twelve Months Ended December 31,
($ in millions)	2017	2016	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Core income, less preferred dividends	$1,157	$1,347	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	2,313	2,695
Adjusted average shareholders’ equity	22,709	22,372	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	10.2%	12.0%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual core return on equity for the period Jan. 1, 2005 through June 30, 2017			13.3%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical, radiological, cyber attacks, explosions and infrastructure failures. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, after-tax except as noted)	2017	2016	2017	2016

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$373	$433	$850	$999
Pre-tax impact of catastrophes	(403)	(333)	(750)	(651)
Pre-tax impact of net favorable prior year loss reserve development	203	288	284	468
Pre-tax underwriting gain	173	388	384	816
Income tax expense on underwriting results	61	140	97	279
Underwriting gain	112	248	287	537
Net investment income	468	442	948	881
Other income/(expense), including interest expense	(37)	(41)	(78)	(71)
Core income	543	649	1,157	1,347
Net realized investment gains	52	15	55	8
Net income	$595	$664	$1,212	$1,355

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2017	2016	2017	2016

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,225	$3,762	$8,319	$7,474
Less:
Policyholder dividends	15	11	26	21
Allocated fee income	42	45	84	89
Loss ratio numerator	$4,168	$3,706	$8,209	$7,364

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,032	$989	$2,035	$1,960
General and administrative expenses (G&A)	1,045	1,054	2,041	2,049
Less:
G&A included in Interest Expense and Other	8	7	16	15
Allocated fee income	74	74	145	147
Billing and policy fees and other	22	22	45	44
Expense ratio numerator	$1,973	$1,940	$3,870	$3,803

Earned premium	$6,351	$6,067	$12,534	$12,048

Combined ratio (1)
Loss and loss adjustment expense ratio	65.6%	61.1%	65.5%	61.1%
Underwriting expense ratio	31.1%	32.0%	30.9%	31.6%
Combined ratio	96.7%	93.1%	96.4%	92.7%

(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, excluding Net Unrealized Investment Gains, Net of Tax

	As of
	June 30,	December 31,	June 30,
($ in millions, except per share amounts)	2017	2016	2016

Shareholders’ equity	$23,858	$23,221	$24,714
Less: Net unrealized investment gains, net of tax	1,035	730	2,341
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,823	22,491	22,373
Less: Goodwill	3,589	3,580	3,588
Other intangible assets	264	268	274
Impact of deferred tax on other intangible assets	(66)	(64)	(62)
Tangible shareholders’ equity	$19,036	$18,707	$18,573

Common shares outstanding	275.9	279.6	288.3

Book value per share	$86.46	$83.05	$85.73
Adjusted book value per share	82.71	80.44	77.61
Tangible book value per share	68.99	66.91	64.43

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
	June 30,	December 31,	June 30,
($ in millions)	2017	2016	2016

Debt	$6,920	$6,437	$6,436
Shareholders’ equity	23,858	23,221	24,714
Total capitalization	30,778	29,658	31,150
Less: Net unrealized investment gains, net of tax	1,035	730	2,341
Total capitalization excluding net unrealized gain on investments, net of tax	$29,743	$28,928	$28,809

Debt-to-capital ratio	22.5%	21.7%	20.7%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	23.3%	22.3%	22.3%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts and surety. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 16, 2017, as updated by our Form 8-K filed on June 20, 2017, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Gabriella Nawi
917.778.6267	917.778.6844